Exhibit 99.1

Contact:	Steven Nelson
GNC Corporation
(412) 288-8389
steven-nelson@gnc-hq.com
GNC Corporation Announces $325 Million Senior Note Offering
and Exploration of Strategic Alternatives
PITTSBURGH — November 3, 2006 — GNC Corporation (“GNC”), the largest global specialty retailer of nutritional supplements, today announced that GNC Parent Corporation (“Parent,” and, together with GNC, the “Company”), a newly formed holding company that controls GNC, intends to offer, subject to market conditions, $325 million in aggregate principal amount of floating rate senior PIK notes due 2011 (the “Notes”). The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States under Regulation S of the Securities Act. The pricing and terms of the Notes are to be determined.
The Notes will be senior unsecured obligations of Parent. The proceeds from the sale of the Notes, together with cash on hand, will be used to redeem GNC’s outstanding Series A preferred stock; to repay a portion of the indebtedness of General Nutrition Centers, Inc. (“Centers”), a wholly owned subsidiary of the Company, under Centers’ senior term loan facility; to pay a dividend to the common stockholders of Parent; and to pay transaction-related fees and expenses.
The Notes have not been registered under the Securities Act and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.
GNC today also announced that the Company has decided to explore strategic alternatives to enhance stockholder value, including a possible sale of the Company or an initial public offering of shares of common stock by Parent. GNC previously filed a Form S-1 registration statement with the SEC for an initial public offering of common shares, which was postponed in August 2006. The registration statement has not been withdrawn. There can be no assurance that the exploration of strategic alternatives will result in the completion of any transaction. The Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until the board of directors of the Company has approved a specific transaction.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

GNC, headquartered in Pittsburgh, Pa., is the largest global specialty retailer of nutritional products; including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. GNC has more than 4,800 retail locations throughout the United States (including more than 1,000 franchise and more than 1,200 Rite Aid store-within-a-store locations) and franchise operations in 46 international markets.